Exhibit 4.1

SUPPLEMENTAL INDENTURE

7.50% CONVERTIBLE SENIOR NOTES

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 5, 2013, is by and among AMERICAN REALTY CAPITAL PROPERTIES, INC., a Maryland corporation (the “New Issuer”), ARC PROPERTIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“New Guarantor”), CAPLEASE, INC., a Maryland corporation (the “Initial Issuer”), CAPLEASE, LP, a Delaware limited partnership (“Initial Guarantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Initial Issuer, the Initial Guarantor, Caplease Debt Funding, LP (“Caplease Debt Funding”), Caplease Credit LLC (“Caplease Credit” and collectively with the Initial Guarantor, Caplease Debt Funding and Caplease Credit, the “Guarantors” and each a “Guarantor”) and Caplease Services Corp. (“Services Corp.”) have heretofore executed and delivered to the Trustee an indenture dated as of October 9, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Initial Issuer’s 7.50% Convertible Senior Notes due 2027 (the “Notes”), initially in the aggregate principal amount of $75,000,000;

WHEREAS, the Initial Issuer, the Initial Guarantor, CLF OP General Partner LLC, a Delaware limited liability company, the New Issuer, the New Guarantor, and Safari Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the New Issuer (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of May 28, 2013 (the “Merger Agreement”), which provides, among other things, for (i) the merger of the Initial Issuer with and into Merger Sub, with Merger Sub being the surviving entity (the “REIT Merger”), and (ii) the merger of the Initial Guarantor with and into the New Guarantor, with the New Guarantor being the surviving entity (the “Partnership Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, (i) the New Issuer has agreed to assume all of the Initial Issuer’s obligations under the Indenture as of the effective time of the REIT Merger, and (ii) the New Guarantor has agreed to assume all of the Initial Guarantor’s obligations under the Indenture as of the effective time of the Partnership Merger;

WHEREAS, pursuant to the Merger Agreement, each share of common stock of the Initial Issuer issued and outstanding immediately prior to the effective time of the REIT Merger (other than any shares of common stock held by any wholly owned subsidiary of the Initial Issuer, the New Issuer or any subsidiary of the New Issuer) were automatically converted into the right to receive $8.50 in cash without any interest thereon (the “Merger Consideration”);

WHEREAS, as a result of the REIT Merger, the holders of outstanding shares of common stock of the Initial Issuer received Reference Property solely consisting of the Merger Consideration;

WHEREAS, Section 5.01 of the Indenture provides that the New Issuer and the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Issuer and the New Guarantor shall expressly assume all of the Initial Issuer’s and the Initial Guarantor’s respective obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Initial Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of the holders of the Notes.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the New Guarantor, the Guarantors, the Initial Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.      Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

2.      Assumption of Obligations.

 (a)     The New Issuer hereby assumes, as of the effective time of the REIT Merger, all of the Initial Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 5 of the Indenture.

 (b)     The New Guarantor hereby assumes, as of the effective time of the Partnership Merger, all of the Initial Guarantor’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 5 of the Indenture.

3.      Effect of REIT Merger. As a result of the REIT Merger and pursuant to Article 10 of the Indenture, the Settlement Amount in respect of any Securities converted following the date of this Supplemental Indenture shall be computed in the same manner as set forth in Section 10.02 of the Indenture, except that the Daily VWAP of the Common Stock shall be deemed to equal 100% of the value of any Reference Property consisting of cash received per share of Common Stock in the REIT Merger. As a result of the foregoing, upon compliance with all the applicable provisions of the Indenture and upon conversion of Securities by any Holder, such Holder shall be entitled to receive Reference Property equal to $751.15 for each $1,000 of principal amount of Securities, which is an amount equal to the amount such Holder would have received as Merger Consideration had such Holder converted its Securities at the applicable Conversion Rate in effect immediately prior to the consummation of the REIT Merger. The applicable Conversion Rate calculated in accordance with Article 10 of the Indenture is 88.3704 shares of Common Stock per $1,000 principal amount of Notes. The applicable Conversion Rate does not include any Additional Shares.

4.      Notices. All notices or other communications to the New Issuer and the New Guarantor shall be given as follows:

405 Park Avenue, 15th Floor

New York, NY 10022

Phone: (212) 415-6500

Fax: (212) 421-5799

Attention: Nicholas S. Schorsch

5.      Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.      Release of Obligations of Initial Issuer and Initial Guarantor. Upon execution of this Supplemental Indenture by the New Issuer, the New Guarantor, the Guarantors and the Trustee, the Initial Issuer and the Initial Guarantor are each released and discharged from all obligations under the Indenture and the Notes.

7.      Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.      Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9.      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW ISSUER:

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:      /s/ Jesse C. Galloway

Name:     Jesse C. Galloway

Title:      Authorized Signatory

NEW GUARANTOR:

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By:      American Realty Capital Properties, Inc.,
            its general partner

By:      /s/ Jesse C. Galloway

Name:     Jesse C. Galloway

Title       Authorized Signatory

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

By:     Deutsche Bank National Trust Company

By:      /s/ Chris Niesz

Name:     Chris Niesz

Title:       Associate

By:      /s/ Kelvin Vargas

Name:     Kelvin Vargas

Title:       Associate

Acknowledged and agreed:

INITIAL ISSUER:

CAPLEASE, INC.

By:      /s/ Paul H. McDowell

Name:     Paul H. McDowell

Title:       Chief Executive Officer

GUARANTORS:

CAPLEASE, LP

By:     CLF OP General Partner LLC,

its general partner

By:     CapLease, Inc.,

its sole member

By:      /s/ Paul H. McDowell

Name:     Paul H. McDowell

Title:       Chief Executive Officer

CAPLEASE DEBT FUNDING, LP

By:     CLF OP General Partner LLC,

its general partner

By:     CapLease, Inc.,

its sole member

By:      /s/ Paul H. McDowell

Name:     Paul H. McDowell

Title:      Chief Executive Officer

CAPLEASE CREDIT LLC

By:      /s/ Paul H. McDowell

Name:     Paul H. McDowell

Title:       Chief Executive Officer